Exhibit 99.1

AUSTIN, TX, February 10, 2022 – Open Lending Corporation (NASDAQ: LPRO) (“Open Lending”), a leading provider of lending enablement and risk analytics solutions to financial institutions, today announced a five-year extension of its Producer Agreement with AmTrust North America, Inc. The agreement was previously set to expire on December 31, 2023 and has now been extended through December 31, 2028.

“Since the beginning of our partnership in 2010, AmTrust has insured over $9 billion in automotive loans through our Lenders Protection Program. We are thrilled to extend our relationship with AmTrust through 2028 and look forward to continuing to allow financial institutions to safely price and approve more auto loans in the years to come,” said John Flynn, Chairman and CEO of Open Lending.

“AmTrust is proud to be extending our ten-plus-year relationship with Open Lending, an industry leader in lending solutions and risk analytics. We look forward to continuing our work with the Open Lending team to expand auto financing options for financial institutions and their clients,” said Barry Zyskind, Chairman and CEO of AmTrust Financial.

About Open Lending
Open Lending (NASDAQ: LPRO) provides loan analytics, risk-based pricing, risk modeling and default insurance to auto lenders throughout the United States. For 20 years they have been empowering financial institutions to create profitable auto loan portfolios by saying “YES” to more automotive loans. For more information, please visit www.openlending.com.

About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York, offers specialty property and casualty insurance products, including workers' compensation, business owner’s policy (BOP), general liability and extended service and warranty coverage. For more information about AmTrust, visit www.amtrustfinancial.com
***
Contacts:
Open Lending
openlending@icrinc.com

AmTrust Financial Services
Hunter Hoffmann
Chief Marketing Officer
Hunter.Hoffmann@amtrustgroup.com
646.870.1949